EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AdCare Health Systems, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-184462 and 333-177531) on Form S-8 of AdCare Health Systems, Inc. and subsidiaries of our report dated July 8, 2013, with respect to the consolidated balance sheets of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the year ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of AdCare Health Systems, Inc. and subsidiaries.

/s/ KPMG LLP

Atlanta, Georgia
July 8, 2013